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                                                                    Exhibit 99.1

Press Release

DATE: NOVEMBER 12, 2004

FOR IMMEDIATE RELEASE                       ATTN: BUSINESS NEWS

                    INTERMOUNTAIN COMMUNITY BANCORP APPOINTS
             NEW CHIEF FINANCIAL OFFICER AND CHIEF OPERATING OFFICER

Sandpoint, ID - (BUSINESS WIRE) - Curt Hecker, President and Chief Executive Officer of Intermountain Community Bancorp (OTCBB-IMCB.OB) announced today the appointment of Doug Wright as chief financial officer of Intermountain and its banking subsidiary, Panhandle State Bank, and Pamela Rasmussen as chief operating officer of Panhandle State Bank, effective November 9, 2004.

Mr. Wright is succeeding David W. Smith, who is resigning his position as chief financial officer and continuing his employment as senior financial officer as he prepares for his anticipated retirement in May 2005. Mr. Wright joined Intermountain and Panhandle State Bank in 2002 as executive vice president and chief operating officer. From 1987 to 1996, Mr. Wright held the position of vice president with West One Bank, and from 1996 to 2002 he served as senior vice president and production manager of Sterling Savings Bank.

Hecker stated, "David Smith is retiring after contributing 24 years of impeccable service to both Intermountain and Panhandle State Bank. David was instrumental in leading the company's finance and operations functions from the founding of the company in 1981 to the present. He will be missed by all his associates, but we wish him well in his endeavors.

Pamela Rasmussen recently joined Intermountain upon the consummation of its merger with Snake River Bancorp, Inc., and will assume the position of senior vice president and chief operating officer of Panhandle State Bank. Prior to her employment with Intermountain, Ms. Rasmussen was chief financial officer and senior vice president of Snake River Bancorp, Inc. and its wholly owned subsidiary, Magic Valley Bank. From 1999 to 2000 she served as internal audit manager and from 2000 to 2002 as vice president and manager of operations for Stockman Financial Bancorp, Inc. in Miles City, Montana.

In October, Carolyn Gay joined Panhandle State Bank in the position of senior financial accounting officer, bringing expertise in the area of SEC reporting and compliance to the company. Ms. Gay was formerly employed as vice president and controller of Sterling Savings Bank for the past eight years.

Panhandle State Bank offers financial services through offices in Sandpoint, Kootenai, Bonners Ferry, Priest River, Coeur d'Alene, Post Falls and Rathdrum in northern Idaho. Intermountain Community Bank, a division of Panhandle State Bank operates branches in southwest Idaho in Weiser, Payette, Nampa and Caldwell, and in Ontario, Oregon. Magic

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Valley Bank, a division of Panhandle State Bank, operates branches in Twin
Falls, Gooding and Jerome, Idaho.

For more information on this press release or Intermountain Community Bancorp stock, please contact any of the individuals listed below or visit our website at www.intermountainbank.com. Bulletin Board ticker symbol IMCB.OB.

FORWARD-LOOKING STATEMENTS

This press release may contain certain "forward-looking statements." The forward-looking statements contained herein are subject to factors, risks and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: difficulties in integrating our existing products, services, and operations; our ability to attract and retain customers and employees; general economic conditions; business conditions in the banking industry; world events and their impact on interest rates and customers; the regulatory environment; increased competition with community, regional and national financial institutions; and higher-than expected loan delinquencies. Readers are cautioned not to place undue reliance on these forward-looking statements. Intermountain Community Bancorp does not undertake any obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should carefully review the risk factors described in this and other documents that Intermountain Community Bancorp files from time to time with the SEC.

CONTACTS:

CURT HECKER                                 JERRY SMITH
PRESIDENT & CHIEF EXECUTIVE OFFICER         PRESIDENT, BRANCH ADMINISTRATION
INTERMOUNTAIN COMMUNITY BANCORP             PANHANDLE STATE BANK
PANHANDLE STATE BANK                        INTERMOUNTAIN COMMUNITY BANK
208-265-3300                                208-549-8885
CURTH@PANHANDLEBANK.COM                     JERRYS@INTERMOUNTAINBANK.COM

DOUG WRIGHT                                 SUSAN PLEASANT
EXECUTIVE VICE PRESIDENT                    EXECUTIVE ASSISTANT
CHIEF FINANCIAL OFFICER                     INTERMOUNTAIN COMMUNITY BANCORP
INTERMOUNTAIN COMMUNITY BANCORP             PANHANDLE STATE BANK
PANHANDLE STATE BANK                        208-255-3432
208-665-3976                                SUSANP@PANHANDLEBANK.COM
DOUGW@PANHANDLEBANK.COM